Exhibit 10.5

VIASAT, INC.

1996 EQUITY PARTICIPATION PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

(GLOBAL VERSION)

Grant:	Restricted Stock Units (“RSUs”)	Name:

Grant Date:

ELECTRONIC ACCEPTANCE OF RSU AWARD:

By clicking on the “ACCEPT” box on the “Grant Acceptance: View/Accept Grant” Page, you agree to be bound by the terms and conditions of this Restricted Stock Unit Award Agreement, including any applicable country-specific terms in the appendix hereto, (together, the “Agreement”) and the 1996 Equity Participation Plan of ViaSat, Inc. (as amended from time to time, the “Plan”). You acknowledge that you have reviewed and fully understand all of the provisions of this Agreement and the Plan, and have had the opportunity to obtain advice of counsel prior to accepting the grant of RSUs pursuant to this Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation and Human Resources Committee of the Board (the “Committee”) upon any questions relating to this Agreement and the Plan.

TERMS AND CONDITIONS OF RSU AWARD:

1. Grant. Effective on the Grant Date, you have been granted the number of shares indicated above of RSUs providing you the right to receive Common Stock of ViaSat, Inc., a Delaware corporation (the “Company”), as the RSU vests, in accordance with the provisions of this Agreement and the provisions of the Plan.

2. Forfeiture Upon Termination. Until vested, the RSU shall be subject to forfeiture in the event of the termination of your employment or service (as applicable) with the Company and all of its Subsidiaries for any reason, whether such termination is occasioned by you, by the Company or any of its Subsidiaries, with or without cause or by mutual agreement (“Termination of Employment”). Termination of Employment means the Company has determined that you have stopped providing services to the Company Group (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your RSU grant (including whether you may still be considered to be providing services while on an approved leave of absence).

3. Transferability. Until vested, the RSU or any right or interest therein is not transferable except by will or the laws of descent and distribution. Until Common Stock is issued upon settlement of the RSU, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this award. You are not entitled to vote any shares of Common Stock by virtue of this award.

4. Vesting. The RSU will vest and no longer be subject to the restrictions of and forfeiture under this Agreement in one-fourth (1/4th or 25%) increments on each anniversary of the Grant Date. Notwithstanding the foregoing, the RSU shall be fully vested upon your Termination of Employment by reason of death or permanent disability. “Permanent disability” means that you are unable to perform your duties by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or is expected to last for a continuous period of at least 12 months, as reasonably determined by the Committee, in its discretion.

5. Payment After Vesting. Within ten days following the vesting of the RSU, you will be issued shares of Common Stock equal to the number of vested shares, in settlement of the RSU (subject to the withholding requirements described in Section 6 below, as applicable).

6. Withholding; Indemnity.

(a) You understand that you (and not the Company) shall be responsible for any Tax Liability (as defined below) arising as a result of this Agreement or the transactions relating to the RSU. You agree to indemnify and keep indemnified the Company, any Subsidiary and your employing company (the “Employer”), if different (collectively, the “Company Group”), from and against any such Tax Liability.

(b) The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any Tax Liability. At any time not less than five business days before any such Tax Liability arises, you may satisfy your Tax Liability, in whole or in part, by either: (i) electing to have the Company withhold from your salary or other cash compensation payable to you or shares otherwise to be delivered upon settlement of the RSU with a Fair Market Value equal to the minimum amount of the tax withholding obligation, or (ii) paying the amount of the Tax Liability directly to the Company in cash. Unless you choose to satisfy your Tax Liability in accordance with subsection (ii) above, your Tax Liability will be automatically satisfied in accordance with subsection (i) above. The Committee or the Board will have the right to disapprove an election to pay your Tax Liability under subsection (ii) in its sole discretion. In the event your Tax Liability will be satisfied under subsection (i) above, then the Company, upon approval of the Committee or the Board, may elect (in lieu of withholding shares) to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on your behalf (pursuant to this authorization) a whole number of shares from those shares of Common Stock issuable to you upon settlement of the RSU as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy your Tax Liability. Your acceptance of this RSU constitutes your instruction and authorization to the Company and such brokerage firm to complete the transactions described in the previous sentence, as applicable. Such shares will be sold on the day the Tax Liability arises or as soon thereafter as practicable. The shares may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price. You will be responsible for all broker’s fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed your Tax Liability, the Company agrees to pay such excess in cash to you as soon as practicable. You acknowledge that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy your tax withholding obligation. The Company may refuse to issue any Common Stock in settlement of your RSU to you until your Tax Liability is satisfied. To the maximum extent permitted by law, the Company has the right to retain without notice from shares issuable under the RSU or from salary payable to you, shares or cash having a value sufficient to satisfy your tax withholding obligation.

(c) For purposes of this Agreement, your “Tax Liability” shall mean (i) all federal, state, local and foreign withholding or other taxes applicable to your taxable income, plus (ii) if permitted under the laws of the jurisdiction in which you reside, any liability of the Company Group for income tax, withholding tax and any social security contributions, payroll tax, fringe benefit tax, payment on account obligation or other employment related taxes in any jurisdiction, in each case that may arise as a result of (w) the grant, vesting or settlement of the RSU, (x) the issuance to you of shares of Common Stock on the vesting or settlement of the RSU, (y) the disposition of any shares of Common Stock that were the subject of the RSU, or (z) any other transactions contemplated by this Agreement. To avoid negative accounting treatment, the Company may withhold for the Tax Liability by considering applicable minimum statutory withholding amounts or other applicable withholding rates.

7. Not a Contract of Employment. In accepting the grant, you acknowledge, understand and agree that:

(a) this agreement, the RSU grant and your participation in the Plan shall not create a right to employment, shall not be interpreted as forming an employment or service contract with the Company Group, and shall not interfere with the ability of the Company Group to terminate your employment or service relationship (if any);

(b) you have no right or entitlement to be granted an award of RSU or shares of Common Stock; the grant of the RSU is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c) the RSU and the shares of Common Stock subject to the RSU are not intended to replace any pension rights or compensation;

(d) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(e) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(f) you are voluntarily participating in the Plan;

(g) the RSU and the shares of Common Stock subject to the RSU, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h) the future value of the underlying shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty;

(i) unless otherwise agreed with the Company, the RSU and any shares of Common Stock acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of any Subsidiary or affiliate of the Company;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSU and the benefits evidenced by this Agreement do not create any entitlement to have the RSU or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Common Stock; and

(l) the following provisions apply only if you are providing services outside the United States:

(A) the RSU and the shares of Common Stock subject to the RSU, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and

(B) the Company Group shall not be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSU or of any amounts due to you pursuant to the settlement of the RSU or the subsequent sale of any shares of Common Stock acquired upon settlement;

(C) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSU resulting from your Termination of Employment, and in consideration of the grant of the RSU to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company Group, waive your ability, if any, to bring any such claim, and release the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

8. Plan Governs. This RSU award is granted under and governed by the terms and conditions of the Plan. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

9. Section 409A. To the extent applicable, this Agreement and the RSUs shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. This RSU award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that you may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

10. Data Protection.

(a) You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU grant materials by the Company Group for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b) You understand that the Company Group may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

(c) You understand that Data will be transferred to E*TRADE Securities LLC, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company Group, E*TRADE Securities LLC and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you RSUs or other equity awards, or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative. This Section applies to information held, used or disclosed in any medium.

11. Governing Law and Venue.

(a) The RSU grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of California, without regard to the conflict of law provisions, as provided in the Plan.

(b) For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this grant is made and/or to be performed.

12. Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14. Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Appendix. Notwithstanding any provisions in this Agreement, the RSU grant shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSU and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

17. Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.

18. Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Common Stock or rights to shares of Common Stock under the Plan during such times when you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You further acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

19. Foreign Asset / Account Reporting Requirements. You acknowledge that your country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Common Stock) in a brokerage or bank account outside your country. You understand that you may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with all such requirements, and you are advised to speak to your personal advisor on this matter.

VIASAT, INC.

1996 EQUITY PARTICIPATION PLAN

APPENDIX TO THE

RESTRICTED STOCK UNIT AWARD AGREEMENT

(GLOBAL VERSION)

FOR GRANTEES OUTSIDE THE U.S.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the RSUs granted to you under the Plan if you reside in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix also includes information regarding exchange controls and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of May 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time that you vest in the RSUs.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment to another country after the Grant Date, or are considered a resident of another country for tax or exchange control purposes, the information contained herein may not be applicable to you.

AUSTRALIA

Notifications

Australian Offer Document. This offer of RSUs under the Plan is intended to comply with the provisions of the Corporations Act 2001, ASIC Regulatory Guide 49 and ASIC Class Order CO 14/1000. Additional details are set forth in the Offer Document for the offer of RSUs to Australian-resident employees, which will be provided to you with the Agreement.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, you will be required to file the report.

GERMANY

Notifications

Exchange Control Notification. Cross-border payments in connection with the sale of securities in excess of €12,500 must be reported monthly to the German Federal Bank. You are responsible for satisfying the reporting obligation and must file the report electronically by the fifth day of the month following the month in which the payment is made. A copy of the form can be accessed via the German Federal Bank’s website at www.bundesbank.de and is available in both German and English. No report is required for payments less than €12,500.

INDIA

Notifications

Exchange Control Information. Indian residents must repatriate to India any proceeds from the sale of shares of Common Stock acquired under the Plan within 90 days of receipt and any cash dividends paid upon such shares of Common Stock within 180 days of receipt. If you repatriate funds pursuant to these requirements, the bank where the foreign currency is deposited will provide you with a foreign inward remittance certificate (“FIRC”). You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

Foreign Asset /Account Reporting. Indian residents are required to declare any foreign bank accounts and assets (including shares of Common Stock acquired under the Plan) on their annual tax returns. You should consult with your personal tax advisor to ensure compliance with applicable reporting obligations.

UNITED KINGDOM

Terms and Conditions

In the United Kingdom, only Employees are eligible to be granted RSUs pursuant to the following additional terms:

Responsibility for Taxes. This section supplements Section 6 of the Agreement:

You agree that if you do not pay or the Employer or the Company does not withhold from you the full amount of income tax that you owe due to the vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”) within 90 days after the end of the tax year in which the Taxable Event occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by you to the Employer, effective as of the Due Date. You agree that the loan will bear interest at the then current rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by you, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to you by the Employer, by withholding in shares of Common Stock issued upon vesting and settlement of the RSUs or from the cash proceeds from the sale of shares or by demanding cash or a cheque from the Participant. You also authorize the Company to delay the issuance of any shares of Common Stock to you unless and until the loan is repaid in full.

Notwithstanding the foregoing, if your are a director or executive officer (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are a director or executive officer and income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that the

Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in Section 6 of the Agreement. However, you are primarily responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

RSUs Payable in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, RSUs do not provide any right for you to receive a cash payment; the RSUs are payable in shares of Common Stock only.